Exhibit 99.1

Revolution Lighting Technologies Provides Preliminary Fourth Quarter Update and Revises Full Year Guidance

The Company will recognize non-cash goodwill and intangible asset impairment/restructuring charge to be taken in 2017

Stamford, CT, December 27, 2017 - Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting”), a global provider of advanced LED lighting solutions, today provided an update to its preliminary fourth quarter and full year 2017 results, including a recognition of a non-cash goodwill and intangible asset impairment/restructuring charge that we will record in 2017.

A slower recovery from the unprecedented weather conditions in Texas and the southeastern United States at our Value Lighting division coupled with a slip of a number of energy savings projects to the first quarter of 2018 has resulted in fourth quarter revenue of approximately $35 million versus prior fourth quarter guidance of $47-$50 million. We expect to report adjusted EBITDA of break even and positive cash flow of $4-$5 million in the fourth quarter.

As a result, our total revenue for the full year 2017 is expected to be approximately $152 million versus our previous guidance of $165-$170 million. While we are disappointed in our fourth quarter and full year 2017 results, we will enter 2018 with a record backlog at Value Lighting and Revolution Lighting overall to provide us with a strong start to 2018, a year we are very excited and optimistic about.

Our preliminary guidance for 2018 revenue is $165-$175 million with adjusted EBITDA and cash flow in the 8-10% range.

While 2017 was a difficult year for Revolution Lighting, we achieved a number of important accomplishments to support a strong and successful 2018 and beyond:

•	Received the U.S. Navy certification of our advanced LED tube for use throughout the entire U.S. Navy Fleet, and received our first large order during the fourth quarter, which will be delivered beginning in the fourth quarter and completed in the first quarter 2018.

•	Won a position in a LED multi-year retrofit program with a major big box retailer; received our second order during the fourth quarter, a portion of which will be shipped in the first quarter 2018.

•	Strengthened our marketing and sales organization, including completion of key management changes at our Value Lighting and Energy Services divisions.

•	Opened a new 60,000 square foot state-of-the-art facility in Simi Valley, California to support the production of our Buy American Act (BAA) and Trade Agreement Act (TAA) LED tubes and fixtures, which will be key in winning many military, government, municipal and commercial projects.

•	Significantly expanded our product portfolio, including flat panels, wall packs, high bays and other products to capitalize on the changing product mix taking place in the LED space.

•	Initiated our “Lighting as a Service” (LAAS) program in two northeastern states. If fully implemented, they will provide significant revenue opportunities in 2018 and beyond.

•	Developed a leading lighting control solution, providing a simple, flexible and scalable system to meet any need, now and in the future for IOT, POE and important security programs.

Non-cash goodwill and intangible asset impairment/restructuring charge:

Due to the poor performance of our common stock we are required under generally accepted accounting principles to reduce our book value to align with our market capitalization. As a result, we will record an adjustment to the carrying values of our goodwill and intangible assets and will record a charge associated with the restructuring of our operations, reducing and consolidating warehouse space and the reduction of inventory by eliminating certain product lines. These are all non-cash charges that will result in higher margins and stronger financial performance going forward.

As a result of the above, we will record a noncash charge of approximately $65-$70 million in the fourth quarter which is comprised of $50-$55 million in the reduction of the carrying value of goodwill and intangible assets and $15 million related in the restructuring and inventory charges as noted above. These actions will have no impact on our compliance with our bank debt covenants, and will improve liquidity and cash flow moving forward.

“I am confident that the actions that we are taking will significantly improve our Company, our operations and our business prospects,” said Robert V. LaPenta, Chairman, CEO and President of Revolution Lighting Technologies. “Our reorganized leadership team is excited about the current position of the Company, and we look forward to a great 2018 and beyond.”

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced LED technologies, Revolution Lighting has created an innovative lighting company that offers a comprehensive advanced product platform of high-

quality interior and exterior LED lamps and fixtures, including signage and control systems. Revolution Lighting is uniquely positioned to act as an expert partner, offering full service lighting solutions through our operating divisions including Energy Source, Value Lighting, Tri-State LED, E-Lighting, All-Around Lighting and TNT Energy to transform lighting into a source of superior energy savings, quality light and well-being. Revolution Lighting Technologies markets and distributes its products through a network of regional and national independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For more information, please visit rvlti.com and connect with the Company on Twitter, LinkedIn and Facebook.

Cautionary Statement for Forward-Looking Statements

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including statements relating to our business pipeline and sales opportunities, our revenue, Adjusted EBITDA and cash flow outlook. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially, including our history of losses, customer concentration risks, the potential for future dilution to our existing common stockholders, the risk that demand for our LED products fails to emerge as anticipated, the availability of financing for our customers, competition from larger companies, and risks relating to third party suppliers and manufacturers, as well as the other Risk Factors described in Item 1A of our Form 10-K for the fiscal year ended December 31, 2016. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

RVLT Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

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